Southern Connecticut Bancorp, Inc. 8-K
Exhibit 99.1

For More Information, Contact:
Stephen V. Ciancarelli
Senior Vice President & Chief Financial Officer

SOUTHERN CONNECTICUT BANCORP, INC. ELECTS JANETTE J. PARKER
AS A DIRECTOR

New Haven, Connecticut (June 14, 2012) – The Board of Directors of Southern Connecticut Bancorp, Inc. (NYSE MKT: SSE) (the “Company”), the holding company for The Bank of Southern Connecticut (the “Bank”), announced today that it has elected Janette Parker as a director of the Company effective June 12, 2012.  Ms. Parker has dutifully served as a director of the Bank since it commenced operations in October 2001.

This election resolves a continued listing deficiency with the NYSE MKT LLC (the “Exchange”).  On June 8, 2012, the Company received a letter from the Exchange indicating that the Company was not in compliance with the continued listing standard set forth in the Company Guide of the Exchange that requires classes of directors on the Board of Directors be of approximately equal size and tenure.  Following the retirement of Elmer F. Laydon as a Class III director effective March 20, 2012, the structure of the Company’s Board of Directors consisted of two directors in Class I, three directors in Class II and one director in Class III.

In response to the letter, the Company’s Board, pursuant to the authority granted to it in Article IV of the Amended and Restated Certificate of Incorporation of the Company, elected Janette J. Parker as a Class III director effective June 12, 2012 to fill the vacancy created by Elmer F. Laydon’s retirement.  As a result of the election of Ms. Parker as a Class III director, the structure of the Company’s Board now consists of two directors in Class I, three directors in Class II and two directors in Class III.

On June 13, 2012, the Company received a letter from the Exchange indicating that the Company has resolved the continued listing deficiency referenced in the Exchange’s letter dated June 8, 2012.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, which is headquartered in New Haven, Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to mid-sized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates four branches: two in New Haven, Connecticut, one in Branford, Connecticut and one in North Haven, Connecticut.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements speak only as of the date they are made and are inherently subject to numerous risks and uncertainties.  A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements.  The Company disclaims any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.